Exhibit 23.2


Board  of  Directors
The  Amanda  Company
Irvine,  California

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our reports, dated January 11, 2002 and May 25, 2001, contain an explanatory paragraph that states that working capital deficiencies and recurring losses, which raise substantial doubt about the abilites of Pen Interconnect, Inc. and The Automatic Answer, Inc. have to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. /s/ Pohl, McNabola, Berg, & Company

Pohl,  McNabola,  Berg,  &  Company
San  Francisco,  CA
April  10,  2002